EXHIBIT 21
HASBRO, INC. AND SUBSIDIARIES
Subsidiaries of the Registrant (a)

Name Under Which Subsidiary	State or Other Jurisdiction of
Does Business	Incorporation or Organization
---------------------------	-----------------------------
Hasbro International, Inc.	Delaware
Hasbro Latin America Inc.	Delaware
Hasbro Chile LTDA	Chile
Hasbro International Holdings, B.V.	Netherlands
Hasbro do Brasil Ind E Com	Brazil
Hasbro de Mexico S.R.L. de C.V.	Mexico
Hasbro SA	Switzerland
Hasbro Holding S.A.	Switzerland
Hasbro Canada Corporation	Nova Scotia
Hasbro Netherlands Holdings, B.V.	Netherlands
Hasbro France S.A.S.	France
Hasbro Deutschland GmbH	Germany
Hasbro Italy S.r.l.	Italy
Hasbro Trading Co. Ltd.	China
Hasbro (Schweiz) AG	Switzerland
Hasbro U.K. Limited	United Kingdom
Hasbro B.V.	Netherlands
Hasbro Iberia, S.L.	Spain
S.A. Hasbro Belgium N.V.	Belgium
Hasbro Oyuncak Sanayi Ve Ticaret A.S.	Turkey
Hasbro Far East LTD	Hong Kong
Hasbro Australia Pty Ltd	Australia
Hasbro Australia Limited	Australia
Hasbro International Trading B.V.	Netherlands
Hasbro European Trading B.V.	Netherlands
Hasbro Czech S.R.O.	Czech Republic
Hasbro Emerging Markets B.V.	Netherlands
Hasbro Korea Ltd.	Korea
Hasbro Colombia SAS	Colombia
Hasbro Thailand Ltd.	Thailand
Sobral Ltd.	Bermuda
Allspark Animation LLC	Delaware
My Little Pony G5 Productions LLC	Delaware
Hasbro Studios LLC	Delaware
Hasbro Managerial Services, LLC	Rhode Island
Wizards of the Coast LLC	Delaware
Hasbro Consumer Products Licensing Limited	United Kingdom
Hasbro Hong Kong Limited	Hong Kong
(a) Inactive subsidiaries and subsidiaries with minimal operations have been omitted. Such subsidiaries, if taken as a whole, would not constitute a significant subsidiary.